Exhibit (a)(5)(cii)

For Immediate Release

Contact:	Jennifer Glass
Oracle Corp.
(650) 633-6192
jennifer.glass@oracle.com

REDWOOD SHORES, Calif., February 10, 2004 – Oracle Corporation (NASDAQ: ORCL) issued the following statements today:

Attributable to Jim Finn, Oracle spokesman:

“The initial proposal to merge PeopleSoft’s applications business with Oracle’s applications business came from PeopleSoft CEO Craig Conway, who proposed that he was the best person to run the combined companies’ applications business and never mentioned any antitrust concerns. However, when Oracle countered by proposing to buy PeopleSoft, Conway said that he wouldn’t sell at any price. He then began a long and intensive lobbying effort aimed at persuading the Antitrust Division of the U.S. Department of Justice to block the deal. PeopleSoft’s lobbying resulted in complicating and prolonging the Justice Department review of the merger. While no decision has yet been made, Oracle believes this merger will eventually be approved.”

Attributable to James Rill; Howrey, Simon, Arnold & White; Counsel for Oracle Corporation:

“The decision on Oracle’s merger will be made by the Assistant Attorney General with the assistance and advice of his staff and deputies. It will take into account not only the recommendation of the investigating staff, which we understand was forwarded to the Assistant Attorney General today, but also facts and arguments presented to senior Division decision makers by the merging parties. Over the course of my 45 years of antitrust practice I have seen many instances in which the Assistant Attorney General’s decision differed from that recommended by the investigating staff, including several instances during my three years as Assistant Attorney General. In my experience, the Assistant Attorney General will take ample time to review the facts of this situation with an open mind and meet with Oracle before coming to a decision on the matter. This process simply is not complete.”

Trademarks

Oracle is a registered trademark of Oracle Corporation and/or its affiliates.

Important Notice

Oracle Corporation and its nominees to the PeopleSoft board will be soliciting proxies for use at the 2004 Annual Meeting, or at any adjournment or postponement thereof, to vote in favor of the Oracle Nominees and Oracle’s proposed bylaw amendment and to vote on any other matters that shall be voted upon at the 2004 Annual Meeting. Oracle will be filing a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with this solicitation of proxies for the 2004 Annual Meeting (the “Proxy Statement”). Promptly after filing a definitive Proxy Statement with the SEC, Oracle will mail the Proxy Statement and a BLUE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting. Oracle has engaged MacKenzie Partners Inc. (“MacKenzie”) to assist it in the solicitation of proxies from PeopleSoft stockholders. Oracle has agreed to pay customary compensation to MacKenzie for such services. In addition, Oracle has agreed to reimburse MacKenzie for its reasonable out-of-pocket expenses and to indemnify them and certain related persons against certain liabilities relating to or arising out of the engagement. In its role as financial advisor to Oracle, Credit Suisse First Boston LLC (“CSFB”) may also assist in the solicitation of proxies from PeopleSoft stockholders. CSFB will not receive any fees for or in connection with its solicitation activities, other than the fees due CSFB for its services as financial advisor to Oracle and as Dealer Manager in connection with Oracle’s tender offer. In addition, directors, officers and employees of Oracle may solicit proxies although no additional compensation will be paid to directors, officers or employees for such services.

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on July 24, 2003 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

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